Exhibit 99.1

Third Quarter 2015 - Earnings Release and Dividend Declaration

FOR IMMEDIATE RELEASE

From:	Nicole Williams
Uwharrie Capital Corp
704-991-1276

Date:	October 22, 2015

Albemarle, NC - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $527.1 million at September 30, 2015, versus $518.5 million at December 31, 2014.

Net income for the nine-month period ended September 30, 2015, was $1.9 million versus $1.5 million for the same period in 2014, a 21.28% improvement. For the nine months ended September 30, 2015, net income available to common shareholders was $1.4 million or $0.20 per share compared to $1.1 million or $0.15 per share for September 30, 2014, a 29.91% improvement. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Net income for the three-month period ended September 30, 2015, was $561 thousand versus $399 thousand for the same period in 2014, a 40.60% improvement. For the three months, ended September 30, 2015, net income available to common shareholders was $412 thousand or $0.06 per share compared to $250 thousand or $0.03 per share for September 30, 2014, a 64.80% improvement.

On October 20, 2015, Uwharrie Capital Corp Board of Directors declared a 2% stock dividend to be paid to common stock shareholders on November 19, 2015.

Shareholders of Uwharrie Capital Corp, as of the record date November 3, 2015, will receive the dividend. Only whole shares of stock will be issued. Shareholders who hold stock certificates will receive a new certificate by mail, representing the 2% stock dividend shares. If the stock is held in brokerage accounts, shares will be electronically delivered directly to the appropriate accounts. If applicable, a check for payment of a fractional share may also be enclosed with the new stock certificate or deposited electronically.

Contact David Beaver, Chief Financial Officer, at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling 704-982-4415.